Exhibit (d)(ii)(A)

                                FIFTH THIRD FUNDS

                       AMENDMENT TO SUB-ADVISORY AGREEMENT

     This Amendment to the Sub-Advisory Agreement is made and entered into as of November 1, 2003, between Fifth Third Asset Management Inc. (the "Adviser") and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Dean Witter Investment Management Inc.) (the "Sub-Adviser").

                                   WITNESSETH
                                   ----------

     WHEREAS, MSIM currently serves as Sub-Adviser to the Fifth Third International Equity Fund (the "Fund"), pursuant to a Sub-Advisory Agreement dated April 30,2001, as may be amended thereafter (the "Agreement"); and

     WHEREAS, the Adviser and the Sub-Adviser wish to amend the fee schedule set forth in Exhibit A to the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     1. Exhibit A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Exhibit A, and all references in the Agreement to Exhibit A shall hereafter refer to the attached Exhibit A.

     2. Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

     3. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall be binding upon the parties and their respective successors and assigns.

     4.   This Amendment shall be effective as of the date written above.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

FIFTH THIRD ASSET MANAGEMENT INC.           MORGAN STANLEY INVESTMENT
                                            MANAGEMENT INC.

By: /s/ E. K. Wirtz                         By: /s/ Ann Thivierge
   ----------------                         -----------------

Name: E. K. Wirtz                           Name: Ann Thivierge

Title: President                            Title: Managing Director


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                                Exhibit A to the
                      Fifth Third International Equity Fund
                             Sub-Advisory Agreement
                                     between
                        Fifth Third Asset Management Inc.
                                       and
                    Morgan Stanley Investment Management Inc.

     Fifth Third Asset Management Inc. shall pay compensation to Morgan Stanley Investment Management Inc. (the "Sub-Adviser") pursuant to the Sub-Advisory Agreement between said parties for rendering investment sub-advisory services with respect to the Fifth Third International Equity Fund (the "Fund) of the Fifth Third Funds at the following annual rate:

                                                   FIRST           EXCESS OVER
PORTFOLIO                                          $250 MILLION    $250 MILLION

Fifth Third International Equity Fund.             0.45%           0.25%

     The above fee for the Fund shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.

     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

DATED: November 1, 2003